Exhibit 99.1

RCI Announces Closing of $18.7 Million Bank Real Estate Loan

HOUSTON—January 26, 2022 — RCI Hospitality Holdings, Inc. (Nasdaq: RICK) announced the closing of an $18.74 million, 5.25% fixed rate, 10-year commercial bank real estate loan (subject to one adjustment in five years), with a 20-year amortization schedule.

The loan is secured by 11 properties, most of them acquired for cash as part of recent acquisitions.

Eric Langan, President & CEO of RCI Hospitality Holdings, Inc., said, “We’re pleased to execute this loan, which provides additional funds for working capital, at favorable commercial bank rates and terms.”

Media & Investor Contacts

Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com